AMENDMENT TO MASTER MARGIN LOAN AGREEMENT

This AMENDMENT TO MASTER MARGIN LOAN AGREEMENT (“Amendment”), dated as of April 8, 2019, by and between THE BANK OF NEW YORK MELLON (“BNY Mellon”) and HIGHLAND SMALL-CAP EQUITY FUND (“Borrower”).

WHEREAS, BNY Mellon and Borrower have entered into a certain Master Margin Loan Agreement, dated as of May 18, 2017 (as amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement in certain respects as hereinafter provided:

NOW, THEREFORE, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.     Amendments to the Agreement. The parties hereby agree to amend the Agreement as follows:

(a)	Section 7.01(x) is hereby deleted in its entirety and replaced with the following:

“On any Business Day, Custodian fails to deliver to Bank the daily data file required pursuant to the Account Control Agreement; provided that such failure shall not give rise to an Event of Default hereunder if Borrower provides such data file (or a substantially similar file) (the “Collateral Report”) to Bank after being notified by Bank of such failure (i) at or before 6:00 p.m. New York City time, then Borrower shall provide such Collateral Report to Bank by 10:00 a.m. New York City time on the next following Business Day, or (ii) after 6:00 p.m. New York City time, then Borrower shall provide such Collateral Report to Bank by 4:00 p.m. New York City time on the next following Business Day; provided further that if Borrower is unable to provide such Collateral Report due to an operational problem that results in the unavailability of the relevant data in the Collateral Report on the Custodian’s system, then Borrower shall (a) promptly provide proof of such unavailability in a form reasonably satisfactory to Bank, and (b) provide such Collateral Report to Bank as soon as practicable after such relevant data becomes available on the Custodian’s system.”

(b)	Definitions. The parties hereby agree to amend the following definitions in Annex A to the Agreement:

i.	Account Control Agreement. The definition of Account Control Agreement shall be deleted in its entirety and replaced with the following:

““Account Control Agreement” means the Collateral Account Control Agreement among the Borrower, Bank, and Custodian dated as of April 8, 2019.”

ii.	Collateral Account. The definition of Collateral Account shall be deleted in its entirety and replaced with the following:

““Collateral Account” means the “Account” as defined in the Account Control Agreement.”

iii.	Custodian. The definition of Custodian shall be deleted in its entirety and replaced with the following:

““Custodian” means The Bank of New York Mellon, as custodian under the Account Control Agreement.”

(c)	Amendments to Annex B. Annex B (Notice and Account Details) of the Agreement is hereby amended by deleting the notice address below the words “If to the Custodian” and replacing it with the following:

“The Bank of New York Mellon

BNY Mellon – Markets

101 Barclay Street, NY, NY 10286”

(d)	Schedule 1. Schedule 1 (Eligible Collateral and Margin) to the Agreement shall be deleted in its entirety and replaced with Schedule 1 attached hereto.

(e)

Exhibit C. Exhibit C (Form of Account Control Agreement) to the Agreement shall be deleted in its entirety and replaced with the Collateral Account Control Agreement among the Borrower, Bank, and Custodian dated as of [            ], 2019.

2.     Representations. Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

3.    Miscellaneous.

(a)

Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Amendment, all references in the Agreement to “this Agreement” (and all indirect references such as “herein”, “hereby”, “hereunder” and “hereof”) shall be deemed to refer to the Agreement as amended by this Amendment.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

(c)	This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

THE BANK OF NEW YORK MELLON		HIGHLAND FUNDS II, on behalf of HIGHLAND SMALL-CAP EQUITY FUND

By:	/s/ Stephen C. Brennan	By:	/s/ Frank Waterhouse
Name:	Stephen C. Brennan	Name:	Frank Waterhouse
Title:	Director	Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Kieran A. Lynch
Name:	Kieran Lynch
Title:	Managing Director

[Signature page to Amendment to Master Margin Loan Agreement]

SCHEDULE 1: Eligible Collateral and Margin

Categories				Margin
1.	U.S. Exchange Listed Equity Securities (see below)			200%

	EXCHANGES
	New York Stock Exchange
	NYSE Arca
	American Stock Exchange
	NASDAQ
	OTC Bulletin Board
	Other OTC

	Average Traded Volume Maximum	3X	90 Day ATV
	Issuer Maximum	5%
	GIC Level 1 Maximum for Equities	30%	(per Global Industry Code)
			(Financials limited to 15%)
	Minimum Market Cap per Issuer	$300MM
	Minimum Price Per Share	$ 3

2.	U.S. Treasury Securities			105%